FACILITY LEASE AGREEMENT

THIS LEASE (this "Lease") dated this 28th day of August, 2012 with an effective date of September 1, 2012 BETWEEN Vitacost.com, Inc. of 5400 Broken Sound Parkway, NW #500, Boca Raton, FL, 33487 Telephone: 561-982-4180 (the "Landlord") Nutra-Pharma Manufacturing Corp. of N.C. Telephone: 631-846-2500 (the "Tenant") and Nature’s Value, Inc. of 468 Mill Road, Coram, NY 11727 (the “Guarantor”).

IN CONSIDERATION OF the Landlord leasing certain premises to the Tenant, the Tenant leasing those premises from the Landlord and the mutual benefits and obligations set forth in this Lease, the receipt and sufficiency of which consideration is hereby acknowledged, the Parties to this Lease (the "Parties") agree as follows:

Basic Terms

1.	The following basic terms are hereby approved by the Parties and each reference in this Lease to any of the basic terms will be construed to include the provisions set forth below as well as all of the additional terms and conditions of the applicable sections of this Lease where such basic terms are more fully set forth:

a.	Landlord: Vitacost.com, Inc.

b.	Address of Vitacost.com, Inc.: 5400 Broken Sound Parkway NW #500, Boca Raton, FL, 33487

c.	Tenant: Nutra-Pharma Manufacturing Corp. of N.C.

d.	Address of Nutra-Pharma Manufacturing Corp. of N.C.: 130 Lexington Parkway, Lexington, NC

e.	Guarantor: Nature’s Value, Inc.

f.	Address of Nature's Value, Inc.: 468 Mill Road, Coram, NY, 11727

g.	Leasable Area of Premises: approximately 25,000 square feet

h.	Term of Lease: The term of the Lease is for 60 months to commence at 12:00 noon on September 1, 2012.

i.	Commencement Date of Lease: September 1, 2012

j.	Base Rent: $3.00 per square foot ($75,000.00 per annum), payable monthly, with the first three months’ rent free

k.	Permitted Use of Premises: Manufacturing and Bottling of Nutraceuticals.

l.	Advance rent: None

m.	Security/Damage Deposit: None

Definitions

2.	When used in this Lease, the following expressions will have the meanings indicated:
a.	"Additional Rent" means all amounts payable by the Tenant under this Lease except Base Rent, whether or not specifically designated as Additional Rent elsewhere in this Lease;

b.	"Building" means a certain portion of the buildings, improvements, equipment, fixtures, property and facilities from time to time located at 130 Lexington Parkway, Lexington, NC, 27295, as from time to time altered, expanded or reduced by the Landlord in its sole discretion;

c.	"Common Areas and Facilities" mean:

i.	those portions of the Building areas, buildings, improvements, facilities, utilities, equipment and installations in or forming part of the Building which from time to time are not designated or intended by the Landlord to be leased to tenants of the Building including, without limitation, exterior weather walls, roofs, entrances and exits, parking areas, driveways, loading docks and area, storage, mechanical and electrical rooms, areas above and below leasable premises and not included within leasable premises, security and alarm equipment, grassed and landscaped areas, retaining walls and maintenance, cleaning and operating equipment serving the Building; and

ii.	those lands, areas, buildings, improvements, facilities, utilities, equipment and installations which serve or are for the useful benefit of the Building, the tenants of the Building or the Landlord and those having business with them, whether or not located within, adjacent to or near the Building and which are designated from time to time by the Landlord as part of the Common Areas and Facilities;

d.	"Leasable Area" means with respect to any rentable premises, the area expressed in square feet of all floor space including floor space of mezzanines, if any, determined, calculated and certified by the Landlord and measured from the exterior face of all exterior walls, doors and windows, including walls, doors and windows separating the rentable premises from enclosed Common Areas and Facilities, if any, and from the center line of all interior walls separating the rentable premises from adjoining rentable premises. There will be no deduction or exclusion for any space occupied by or used for columns, ducts or other structural elements;

e.	"Premises" means the commercial premises at 130 Lexington Parkway, Lexington, NC, 27295 which is located approximately as shown in red on Schedule 'A' attached to and incorporated in the Lease and comprises a Leasable Area of 25,000 square feet;

f.	"Proportionate Share" means a fraction, the numerator of which is the Leasable Area of the Premises and the denominator of which is the aggregate of the Leasable Area of all rentable premises in the Building.

Intent of Lease

3.	It is the intent of this Lease and agreed to by the Parties to this Lease that this Lease will be absolutely carefree triple net to the Landlord such that, all and every cost, expense, rate, tax or charge in any way related to the Premises, to the operation of the Building and to the Tenant's share of Operating Costs will be borne by the Tenant for its own account and without any variation, setoff or deduction whatsoever, save as specifically provided in this Lease to the contrary. Tenant expressly agrees to take possession of the Leasable Area in an “As Is” condition. Guarantor expressely agrees that it will guarantee the obligations of Tenant under this Lease, and, in the event that Tenant dissolves or becomes insolvent, it will be responsible for the Lease, as though the Lease were entered into by Guarantor as Tenant.

Leased Premises

4.	The Landlord agrees to rent to the Tenant the Premises for only the permitted use (the "Permitted Use") of: Manufacturing and Bottling Nutraceuticals.

5.	Neither the Premises nor any part of the Premises will be used at any time during the term of this Lease by Tenant for any purpose other than the Permitted Use.

6.	No pets or animals are allowed to be kept in or about the Premises or in any common areas in the building containing the Premises.

7.	The Landlord reserves the right in its reasonable discretion to alter, reconstruct, expand, withdraw from or add to the Building from time to time. In the exercise of those rights, the Landlord undertakes to use reasonable efforts to minimize any interference with the visibility of the Premises and to use reasonable efforts to ensure that direct entrance to and exit from the Premises is maintained.

8.	The Landlord reserves the right for itself and for all persons authorized by it, to erect, use and maintain wiring, mains, pipes and conduits and other means of distributing services in and through the Premises, and at all reasonable times to enter upon the Premises for the purpose of installation, maintenance or repair, and such entry will not be an interference with the Tenant's possession under this Lease.

9.	The Landlord reserves the right, when necessary by reason of accident or in order to make repairs, alterations or improvements relating to the Premises or to other portions of the Building to cause temporary obstruction to the Common Areas and Facilities as reasonably necessary and to interrupt or suspend the supply of electricity, water and other services to the Premises until the repairs, alterations or improvements have been completed. There will be no abatement in rent because of such obstruction, interruption or suspension provided that the repairs, alterations or improvements are made expeditiously as is reasonably possible.

10.	Subject to this Lease, the Tenant and its employees, customers and invitees will have the non-exclusive right to use for their proper and intended purposes, during business hours in common with all others entitled thereto those parts of the Common Areas and Facilities from time to time permitted by the Landlord. The Common Areas and Facilities and the Building will at all times be subject to the exclusive control and management of the Landlord. The Landlord will operate and maintain the Common Areas and Facilities and the Building in such manner as the Landlord determines from time to time.

Term

11.	The term of the Lease is for 60 months to commence at 12:00 noon on September 1, 2012.

12.	Should the Tenant remain in possession of the Premises with the consent of the Landlord after the natural expiration of this Lease, a new tenancy from month to month will be created between the Landlord and the Tenant which will be subject to all the terms and conditions of this Lease but will be terminable upon either party giving one month's notice to the other party.

13.	This Lease will automatically terminate upon the termination of that certain contract manufacturing agreement by and between the Guarantor and Landlord.

Rent

14.	Subject to the provisions of this Lease, the Tenant will pay a base rent of $3.00 per square foot ($75,000.00 per annum), payable monthly, for the Premises (the "Base Rent").

15.	For the first 3 month(s) of the term (the "Abatement Period"), the Tenant will not be obligated to pay the monthly installments of Base Rent due but will be liable to pay all other amounts payable under this Lease. The entire Base Rent otherwise due and payable for the Abatement Period will become immediately due and payable upon the occurrence of an event of Tenant’s default under this Lease which remains uncured beyond any applicable cure period.

16.	The Tenant will pay the Base Rent on or before the fifth of each and every month of the term of this Lease to the Landlord.

17.	In the event that this Lease commences, expires or is terminated before the end of the period for which any item of Additional Rent or Base Rent would otherwise be payable or other than at the commencement or end of a calendar month, such amounts payable by the Tenant will be apportioned and adjusted pro rata on the basis of a thirty (30) day month in order to calculate the amount payable for such irregular period.

Operating Costs

18.	In addition to the Base Rent, the Tenant will pay as Additional Rent, without setoff, abatement or deduction, its Proportionate Share of all of the Landlord's costs, charges and expenses of operating, maintaining, repairing, replacing and insuring the Building including the Common Areas and Facilities from time to time and the carrying out of all obligations of the Landlord under this Lease and similar leases with respect to the Building ("Operating Costs") which include without limitation or duplication, all expenses, costs and outlays relating to the following:

a.	proportionate share of all utilities supplied to the Common Areas and Facilities;

b.	security service, not including security guard;

c.	insurance relating to the Building, estimated at $3,000 annually;

d.	building maintenance, estimated to be approximately $5,000 annually;

e.	proportionate share of waste and garbage removal; and

f.	proportionate share of property taxes

These costs are estimated to be approximately $5,000 per month for the first year. Landlord and tenant will reconcile these costs annually (on or about September 1st) and tenant will either receive a credit for any overpayment or pay any deficiency. A new monthly amount will be established at the same time based upon a good faith estimate of the following year’s operating expenses.

19.	Except as otherwise provided in this Lease, Operating Costs will not include debt service, depreciation, costs determined by the Landlord from time to time to be fairly allocable to the correction of construction faults or initial maladjustments in operating equipment, all management costs not allocable to the actual maintenance, repair or operation of the Building (such as in connection with leasing and rental advertising), work performed in connection with the initial construction of the Building and the Premises and improvements and modernization to the Building subsequent to the date of original construction which are not in the nature of a repair or replacement of an existing component, system or part of the Building.

20.	Operating Costs will also not include the following:

a.	any increase in insurance premiums to the center as a result of business activities of other Tenants;

b.	the costs of any capital replacements;

c.	the costs incurred or accrued due to the willful act or gross negligence of the Landlord or anyone acting on behalf of the Landlord;

d.	structural repairs;

e.	costs for which the Landlord is reimbursed by insurers or covered by warranties;

f.	costs incurred for repairs or maintenance for the direct account of a specific Tenant or vacant space;

g.	costs recovered directly from any Tenant for separate charges such as heating, ventilating, and air conditioning relating to that Tenant's leased premises, and in respect of any act, omission, neglect or default of any Tenant of its obligations under its Lease; or

h.	any expenses incurred as a result of the Landlord generating revenues from common area facilities will be paid from those revenues generated.

21.	All amounts payable by the Tenant relating to the Operating Costs will be deemed to be rent and receivable and collectable as such notwithstanding the expiration or sooner termination of this Lease and all remedies of the Landlord for nonpayment of rent will be applicable thereto.

Use and Occupation

22.	The Tenant will use and occupy the Premises only for the Permitted Use and for no other purpose whatsoever. The Tenant will carry on business under the name of Nutra-Pharma Manufacturing Corp. of N.C. or Nature’s Value, Inc. and will not change such name without the prior written consent of the Landlord, such consent not to be unreasonably withheld. The Tenant will continuously occupy and utilize the entire Premises in the active conduct of its business in a reputable manner.

23.	The Tenant covenants that the Tenant will carry on and conduct its business from time to time carried on upon the Premises in such manner as to comply with all statutes, bylaws, rules and regulations of any federal, provincial, municipal or other competent authority and will not do anything on or in the Premises in contravention of any of them.

Quiet Enjoyment

24.	The Landlord covenants that on paying the Rent and performing the covenants contained in this Lease, the Tenant will peacefully and quietly have, hold, and enjoy the Premises for the agreed term subject to Paragraph 13.

Default

25.	If the Tenant is in default in the payment of any money, whether hereby expressly reserved or deemed as rent, or any part of the rent, and such default continues following any specific due date on which the Tenant is to make such payment, or in the absence of such specific due date, for the 5 days following written notice by the Landlord requiring the Tenant to pay the same then, at the option of the Landlord, Landlord may offset any rents due against any monies currently owed to either Nutra-Pharma Manufacturing Corp. of N.C. or Nature’s Value, Inc. If no amounts are owed to the Tenant or the Guarantor, then at the option of Landlord, this Lease may be terminated upon 15 days written notice and the term will then immediately become forfeited and void, and the Landlord may without further notice or any form of legal process immediately reenter the Premises or any part of the Premises and in the name of the whole repossess and enjoy the same as of its former state anything contained in this Lease or in any statute or law to the contrary notwithstanding.

26.	Unless otherwise provided for in this Lease, if the Tenant does not observe, perform and keep each and every of the non-monetary covenants, agreements, stipulations, obligations, conditions and other provisions of this Lease to be observed, performed and kept by the Tenant and persists in such default, after 25 days following written notice from the Landlord requiring that the Tenant remedy, correct or comply, unless the Tenant will commence rectification within the said 25 day notice period and thereafter promptly and diligently and continuously proceed with the rectification of any such defaults then, at the option of the Landlord, this Lease may be terminated upon 15 days written notice and the term will then immediately become forfeited and void, and the Landlord may without further notice or any form of legal process immediately reenter the Premises or any part of the Premises and in the name of the whole repossess and enjoy the same as of its former state anything contained in this Lease or in any statute or law to the contrary notwithstanding.

27.	If and whenever:

a.	the Tenant's leasehold interest hereunder, or any goods, chattels or equipment of the Tenant located in the Premises will be taken or seized in execution or attachment, or if any writ of execution will issue against the Tenant or the Tenant will become insolvent or commit an act of bankruptcy or become bankrupt or take the benefit of any legislation that may be in force for bankrupt or insolvent debtor or become involved in voluntary or involuntary winding up, dissolution or liquidation proceedings, or if a receiver will be appointed for the affairs, business, property or revenues of the Tenant, then, at the option of the Landlord, this Lease may be terminated without notice and the term will then immediately become forfeited and void, and the Landlord may without notice or any form of legal process immediately reenter the Premises or any part of the Premises and in the name of the whole repossess and enjoy the same as of its former state anything contained in this Lease or in any statute or law to the contrary notwithstanding.

28.	In the event that the Landlord has terminated the Lease pursuant to this section, on the expiration of the time fixed in the notice, if any, this Lease and the right, title, and interest of the Tenant under this Lease will terminate in the same manner and with the same force and effect, except as to the Tenant's liability, as if the date fixed in the notice of cancellation and termination were the end of the Lease.

Overholding

29.	If the Tenant continues to occupy the Premises without the written consent of the Landlord after the expiration or other termination of the term, then, without any further written agreement, the Tenant will be a month-to-month tenant at a minimum monthly rental equal to twice the Base Rent plus Additional Rent and subject always to all of the other provisions of this Lease insofar as the same are applicable to a month-to-month tenancy and a tenancy from year to year will not be created by implication of law.

Additional Rights on Reentry

30.	If the Landlord reenters the Premises or terminates this Lease, then:

a.	notwithstanding any such termination or the term thereby becoming forfeited and void, the provisions of this Lease relating to the consequences of termination will survive;

b.	the Landlord may use such reasonable force as it may deem necessary for the purpose of gaining admittance to and retaking possession of the Premises and the Tenant hereby releases the Landlord from all actions, proceedings, claims and demands whatsoever for and in respect of any such forcible entry or any loss or damage in connection therewith or consequential thereupon;

c.	the Landlord may expel and remove, forcibly, if necessary, the Tenant, those claiming under the Tenant and their effects, as allowed by law, without being taken or deemed to be guilty of any manner of trespass;

d.	in the event that the Landlord has removed the property of the Tenant, the Landlord may store such property in a public warehouse or at a place selected by the Landlord, at the expense of the Tenant. If the Landlord feels that it is not worth storing such property given its value and the cost to store it, then the Landlord may dispose of such property in its sole discretion and use such funds, if any, towards any indebtedness of the Tenant to the Landlord. The Landlord will not be responsible to the Tenant for the disposal of such property other than to provide any balance of the proceeds to the Tenant after paying any storage costs and any amounts owed by the Tenant to the Landlord;

e.	the Landlord may relet the Premises or any part of the Premises for a term or terms which may be less or greater than the balance of the term of this Lease remaining and may grant reasonable concessions in connection with such reletting including any alterations and improvements to the Premises;

f.	after reentry, the Landlord may procure the appointment of a receiver to take possession and collect rents and profits of the business of the Tenant, and, if necessary to collect the rents and profits the receiver may carry on the business of the Tenant and take possession of the personal property used in the business of the Tenant, including inventory, trade fixtures, and furnishings, and use them in the business without compensating the Tenant;

g.	after reentry, the Landlord may terminate the Lease on giving 5 days written notice of termination to the Tenant. Without this notice, reentry of the Premises by the Landlord or its agents will not terminate this Lease;

h.	the Tenant will pay to the Landlord on demand:

i.	all rent, Additional Rent and other amounts payable under this Lease up to the time of reentry or termination, whichever is later;

ii.	reasonable expenses as the Landlord incurs or has incurred in connection with the reentering, terminating, reletting, collecting sums due or payable by the Tenant, realizing upon assets seized; including without limitation, brokerage, fees and expenses and legal fees and disbursements and the expenses of keeping the Premises in good order, repairing the same and preparing them for reletting; and

iii.	as liquidated damages for the loss of rent and other income of the Landlord expected to be derived from this Lease during the period which would have constituted the unexpired portion of the term had it not been terminated, at the option of the Landlord, either:

i.	an amount determined by reducing to present worth at an assumed interest rate of twelve percent (12%) per annum all Base Rent and estimated Additional Rent to become payable during the period which would have constituted the unexpired portion of the term, such determination to be made by the Landlord, who may make reasonable estimates of when any such other amounts would have become payable and may make such other assumptions of the facts as may be reasonable in the circumstances; or

ii.	an amount equal to the Base Rent and estimated Additional Rent for a period of six (6) months.

31.	During the Term and any renewal of this Lease, the Landlord and its agents may enter the Premises to make inspections or repairs at all reasonable times. However, except where the Landlord or its agents consider it is an emergency, the Landlord must have given not less than 24 hours prior written notice to the Tenant.

32.	The Tenant acknowledges that the Landlord or its agent will have the right to enter the Premises at all reasonable times to show them to prospective purchasers, encumbrancers, lessees or assignees, and may also during the ninety days preceding the termination of the terms of this Lease, place upon the Premises the usual type of notice to the effect that the Premises are for rent, which notice the Tenant will permit to remain on them.

Renewal of Lease

33.	Upon giving written notice no later than 60 days before the expiration of the term of this Lease and so long as Tenant is not in default of this Lease, the Tenant may renew this Lease for an additional term. All terms of the renewed lease will be the same except for this renewal clause and the amount of the rent.

Tenant Improvements

34.	The Tenant will obtain written permission from the Landlord before doing any of the following:

a.	painting, wallpapering, redecorating or in any way significantly altering the appearance of the Premises;

b.	removing or adding walls, or performing any structural alterations;

c.	changing the amount of heat or power normally used on the Premises as well as installing additional electrical wiring or heating units;

d.	placing or exposing or allowing to be placed or exposed anywhere inside or outside the Premises any placard, notice or sign for advertising or any other purpose; or

e.	affixing to or erecting upon or near the Premises any radio or TV antenna or tower.

Utilities and Other Costs

35.	The Tenant is responsible for paying to the Landlord the cost of all utilities and services serving the Premises, including but not limited to the following utilities and other charges: electricity, natural gas, water, sewer, and if utilized by tenant, telephone, Internet and other costs incurred on behalf of the Tenant.

Signs

36.	The Tenant may erect, install and maintain a sign of a kind and size in a location, all in accordance with the Landlord's design criteria for the Building and as first approved in writing by the Landlord. All other signs, as well as the advertising practices of the Tenant, will comply with all applicable rules and regulations of the Landlord. The Tenant will not erect, install or maintain any sign other than in accordance with this section.

Insurance

37.	The Tenant is hereby advised and understands that the personal property of the Tenant is not insured by the Landlord for either damage or loss, and the Landlord assumes no liability for any such loss. The Tenant is advised that, if insurance coverage is desired by the Tenant, the Tenant should inquire of Tenant's insurance agent regarding a Tenant's Policy of Insurance.

38.	The Tenant is not responsible for insuring the Premises for either damage and loss to the structure, mechanical or improvements to the Building on the Premises, and the Tenant assumes no liability for any such loss.

39.	The Tenant is responsible for insuring the Premises for liability insurance for the benefit of the Tenant and the Landlord.

40.	The Tenant will provide proof of such insurance to the Landlord upon the issuance or renewal of such insurance.

Tenant's Insurance

41.	The Tenant will, during the whole of the term and during such other time as the Tenant occupies the Premises, take out and maintain the following insurance, at the Tenant's sole expense, in such form as used by solvent insurance companies in the State of North Carolina:

a.	Comprehensive general liability insurance against claims for bodily injury, including death, and property damage or loss arising out of the use or occupation of the Premises, or the Tenant's business on or about the Premises; such insurance to be in the joint name of the Tenant and the Landlord so as to indemnify and protect both the Tenant and the Landlord and to contain a 'cross liability' and 'severability of interest' clause so that the Landlord and the Tenant may be insured in the same manner and to the same extent as if individual policies had been issued to each, and will be for the amount of not less than $1,000,000.00 combined single limit or such other amount as may be reasonably required by the Landlord from time to time; such comprehensive general liability insurance will for the Tenant's benefit only include contractual liability insurance in a form and of a nature broad enough to insure the obligations imposed upon the Tenant under the terms of this Lease.

b.	All risks insurance upon its merchandise, stock-in-trade, furniture, fixtures and improvements and upon all other property in the Premises owned by the Tenant or for which the Tenant is legally liable, and insurance upon all glass and plate glass in the Premises against breakage and damage from any cause, all in an amount equal to the full replacement value of such items, which amount in the event of a dispute will be determined by the decision of the Landlord. In the event the Tenant does not obtain such insurance, it is liable for the full costs of repair or replacement of such damage or breakage.

c.	Boiler and machinery insurance on such boilers and pressure vessels as may be installed by, or under the exclusive control of, the Tenant in the Premises.

42.	Tenant will request its insurers to provide the following provisions:

a.	provisions that the Landlord is protected notwithstanding any act, neglect or misrepresentation of the Tenant which might otherwise result in the avoidance of claim under such policies will not be affected or invalidated by any act, omission or negligence of any third party which is not within the knowledge or control of the insured(s);

b.	provisions that such policies and the coverage evidenced thereby will be primary and noncontributing with respect to any policies carried by the Landlord and that any coverage carried by the Landlord will be excess coverage;

c.	all insurance referred to above will provide for waiver of the insurer's rights of subrogation as against the Landlord; and

d.	provisions that such policies of insurance will not be cancelled without the insurer providing the Landlord thirty (30) days written notice stating when such cancellation will be effective.

43.	The Tenant will not do, omit or permit to be done or omitted upon the Premises anything which will cause any rate of insurance upon the Building or any part of the Building to be increased or cause such insurance to be cancelled. If any such rate of insurance will be increased as previously mentioned, the Tenant will pay to the Landlord the amount of the increase as Additional Rent. If any insurance policy upon the Building or any part of the Building is cancelled or threatened to be cancelled by reason of the use or occupancy by the Tenant or any such act or omission, the Tenant will immediately remedy or rectify such use, occupation, act or omission upon being requested to do so by the Landlord, and if the tenant fails to so remedy or rectify, the Landlord may at its option terminate this Lease and the Tenant will immediately deliver up possession of the Premises to the Landlord.

44.	The Tenant will not at any time during the term of this Lease use, exercise, carry on or permit or suffer to be used, exercised, carried on, in or upon the Premises or any part of the Premises, any noxious, noisome or offensive act, trade business occupation or calling, and no act, matter or thing whatsoever will at any time during the said term be done in or upon the Premises, or any part Premises, which will or may be or grow to the annoyance, nuisance, grievance, damage or disturbance of the occupiers or owners of the Building, or adjoining lands or premises. Any business currently being performed by Landlord in the Leased Premises will be excluded from this category if same is continued by Tenant.

Landlord's Insurance

45.	The Landlord will take out or cause to be taken out and keep or cause to be kept in full force and effect during the whole of the term:

a.	extended fire and extended coverage insurance on the Building, except foundations, on a replacement cost basis, subject to such deductions and exceptions as the Landlord may determine; such insurance will be in a form or forms normally in use from time to time for buildings and improvements of a similar nature similarly situate, including, should the Landlord so elect, insurance to cover any loss of rental income which may be sustained by the Landlord;

b.	boiler and machinery insurance of such boilers and pressure vessels as may be installed by, or under the exclusive control of, the Landlord in the Building (other than such boilers and pressure vessels to be insured by the Tenant hereunder); and

c.	comprehensive general liability insurance against claims for bodily injury, including death and property damage in such form and subject to such deductions and exceptions as the Landlord may determine; provided that nothing in this clause will prevent the Landlord from providing or maintaining such lesser, additional or broader coverage as the Landlord may elect in its discretion.

46.	The Landlord agrees to request its insurers, upon written request of the Tenant, to have all insurance taken out and maintained by the Landlord provide for waiver of the Landlord's insurers' rights of subrogation as against the Tenant when and to the extent permitted from time to time by its insurers. Notwithstanding anything to the contrary herein, the parties hereto release each other and their respective agents, employees, successors, assignees and subtenants from all liability for damage to any property that is caused by or results from a risk which is actually insured against, to the extent of the proceeds of such insurance.

Abandonment

47.	If at any time during the term of this Lease, the Tenant abandons the Premises or any part of the Premises, the Landlord may, at its option, enter the Premises by any means without being liable for any prosecution for such entering, and without becoming liable to the Tenant for damages or for any payment of any kind whatever, and may, at the Landlord's discretion, as agent for the Tenant, relet the Premises, or any part of the Premises, for the whole or any part of the then unexpired term, and may receive and collect all rent payable by virtue of such reletting, and, at the Landlord's option, hold the Tenant liable for any difference between the Rent that would have been payable under this Lease during the balance of the unexpired term, if this Lease had continued in force, and the net rent for such period realized by the Landlord by means of the reletting. If the Landlord's right of reentry is exercised following abandonment of the premises by the Tenant, then the Landlord may consider any personal property belonging to the Tenant and left on the Premises to also have been abandoned, in which case the Landlord may dispose of all such personal property in any manner the Landlord will deem proper and is relieved of all liability for doing so.

Subordination and Attornment

48.	This Lease and the Tenant's rights under this Lease will automatically be subordinate to any mortgage or mortgages, or encumbrance resulting from any other method of financing or refinancing, now or afterwards in force against the Lands or Building or any part of the Lands or Building, as now or later constituted, and to all advances made or afterwards made upon such security; and, upon the request of the Landlord, the Tenant will execute such documentation as may be required by the Landlord in order to confirm and evidence such subordination.

49.	The Tenant will, in the event any proceedings are brought, whether in foreclosure or by way of the exercise of the power of sale or otherwise, under any other mortgage or other method of financing or refinancing made by the Landlord in respect of the Building, or any portion of the Building, attorn to the encumbrancer upon any such foreclosure or sale and recognize such encumbrancer as the Landlord under this Lease, but only if such encumbrancer will so elect and require.

50.	Upon the written request of the Tenant, the Landlord agrees to request any mortgagee or encumbrancer of the Lands (present or future) to enter into a non-disturbance covenant in favor of the Tenant, whereby such mortgagee or encumbrancer will agree not to disturb the Tenant in its possession and enjoyment of the Premises for so long as the Tenant is not in default under this Lease.

Registration of Caveat

51.	The Tenant will not register this Lease, provided, however, that:

a.	The Tenant may file a caveat respecting this Lease but will not be entitled to attach this Lease, and, in any event, will not file such caveat prior to the commencement date of the term. The caveat will not state the Base Rent or any other financial provisions contained in this Lease.

b.	If the Landlord's permanent financing has not been fully advanced, the Tenant covenants and agrees not to file a caveat until such time as the Landlord's permanent financing has been fully advanced.

Estoppel Certificate and Acknowledgement

52.	Whenever requested by the Landlord, a mortgagee or any other encumbrance holder or other third party having an interest in the Building or any part of the Building, the Tenant will, within ten (10) days of the request, execute and deliver an estoppel certificate or other form of certified acknowledgement as to the Commencement Date, the status and the validity of this Lease, the state of the rental account for this Lease, any incurred defaults on the part of the Landlord alleged by the Tenant, and such other information as may reasonably be required.

Sale by Landlord

53.	In the event of any sale, transfer or lease by the Landlord of the Building or any interest in the Building or portion of the Building containing the Premises or assignment by the Landlord of this Lease or any interest of the Landlord in the Lease to the extent that the purchaser, transferee, tenant or assignee assumes the covenants and obligations of the Landlord under this Lease, the Landlord will without further written agreement be freed and relieved of liability under such covenants and obligations. This Lease may be assigned by the Landlord to any mortgagee or encumbrancee of the Building as security.

Tenant's Indemnity

54.	The Tenant will and does hereby indemnify and save harmless the Landlord of and from all loss and damage and all actions, claims, costs, demands, expenses, fines, liabilities and suits of any nature whatsoever for which the Landlord will or may become liable, incur or suffer by reason of a breach, violation or nonperformance by the Tenant of any covenant, term or provision hereof or by reason of any builders' or other liens for any work done or materials provided or services rendered for alterations, improvements or repairs, made by or on behalf of the Tenant to the Premises, or by reason of any injury occasioned to or suffered by any person or damage to any property, or by reason of any wrongful act or omission, default or negligence on the part of the Tenant or any of its agents, concessionaires, contractors, customers, employees, invitees or licensees in or about the Building.

55.	It is agreed between the Landlord and the Tenant that, except for Landlord’s grossly negligent acts, the Landlord will not be liable for any loss, injury, or damage to persons or property resulting from falling plaster, steam, electricity, water, rain, snow or dampness, or from any other cause.

56.	It is agreed between the Landlord and the Tenant that the Landlord will not be liable for any loss or damage caused by acts or omissions of other tenants or occupants, their employees or agents or any persons not the employees or agents of the Landlord, or for any damage caused by the construction of any public or quasi-public works, and in no event will the Landlord be liable for any consequential or indirect damages suffered by the Tenant.

57.	It is agreed between the Landlord and the Tenant that, except for Landlord’s grossly negligent acts, the Landlord will not be liable for any loss, injury or damage caused to persons using the Common Areas and Facilities or to vehicles or their contents or any other property on them, or for any damage to property entrusted to its or their employees, or for the loss of any property by theft or otherwise, and all property kept or stored in the Premises will be at the sole risk of the Tenant.

Liens

58.	The Tenant will immediately upon demand by the Landlord remove or cause to be removed and afterwards institute and diligently prosecute any action pertinent to it, any builders' or other lien or claim of lien realted to work performed at Tenant’s request, on behalf of Tenant or as a result of some action taken by Tenant, noted or filed against or otherwise constituting an encumbrance on any title of the Landlord. Without limiting the foregoing obligations of the Tenant, the Landlord may cause the same to be removed, in which case the Tenant will pay to the Landlord as Additional Rent, such cost including the Landlord's legal costs.

Attorney Fees

59.	All costs, expenses and expenditures including and without limitation, complete legal costs incurred by the Landlord on a solicitor/client basis as a result of unlawful detainer of the Premises, the recovery of any rent due under the Lease, or any breach by the Tenant of any other condition contained in the Lease, will forthwith upon demand be paid by the Tenant as Additional Rent. All rents including the Base Rent and Additional Rent will bear interest at the rate of Twelve (12%) per cent per annum from the due date until paid.

Governing Law

60.	It is the intention of the Parties to this Lease that the tenancy created by this Lease and the performance under this Lease, and all suits and special proceedings under this Lease, be construed in accordance with and governed, to the exclusion of the law of any other forum, by the laws of the State of North Carolina, without regard to the jurisdiction in which any action or special proceeding may be instituted.

Severability

61.	If there is a conflict between any provision of this Lease and the applicable legislation of the State of North Carolina (the 'Act'), the Act will prevail and such provisions of the Lease will be amended or deleted as necessary in order to comply with the Act. Further, any provisions that are required by the Act are incorporated into this Lease.

62.	If there is a conflict between any provision of this Lease and any form of lease prescribed by the Act, that prescribed form will prevail and such provisions of the lease will be amended or deleted as necessary in order to comply with that prescribed form. Further, any provisions that are required by that prescribed form are incorporated into this Lease.

Amendment of Lease

63.	Any amendment or modification of this Lease or additional obligation assumed by either party to this Lease in connection with this Lease will only be binding if evidenced in writing signed by each party or an authorized representative of each party.

Assignment and Subletting

64.	The Tenant will not assign this Lease, or sublet or grant any concession or license to use the Premises or any part of the Premises. An assignment, subletting, concession, or license, whether by operation of law or otherwise, will be void and will, at Landlord's option, terminate this Lease. The transfer (by one or more transfers occurring within any twelve month period) of a majority of the stock or other equity interests of Tenant, or the creation of new stock or other equity interests resulting in the vesting of a majority of stock or other equity interests of Tenant in a party or parties who are not holders of stock or other equity interests as of the date immediately prior to such transaction, shall be deemed an assignment of this Lease requiring Landlord’s prior written consent, which may be withheld in Landlord’s sole and absolute discretion.

Additional Provisions

65.	Tenant may terminate this Lease after the initial twelve (12) months upon one hundred twenty (120) days' written notice to the Landlord, but only in connection of a purchase of the Equipment, as defined in that certain Equipment Rental Agreement by and between the Parties.

Damage to Premises

66.	If the Premises, or any part of the Premises, will be partially damaged by fire or other casualty not due to the Tenant's negligence or willful act or that of the Tenant's employee, family, agent, or visitor, the Premises will be promptly repaired by the Landlord and there will be an abatement of rent corresponding with the time during which, and the extent to which, the Premises may have been untenantable. However, if the Premises should be damaged other than by the Tenant's negligence or willful act or that of the Tenant's employee, family, agent, or visitor to the extent that the Landlord will decide not to rebuild or repair, the term of this Lease will end and the Rent will be prorated up to the time of the damage.

Force Majeure

67.	In the event that the Landlord or the Tenant will be unable to fulfill, or shall be delayed or prevented from the fulfillment of, any obligation in this Lease by reason of municipal delays in providing necessary approvals or permits, the other party’s delay in providing approvals as required in this Lease, strikes, third party lockouts, fire, flood, earthquake, lightning, storm, acts of God or our Country's enemies, riots, insurrections or other reasons of like nature beyond the reasonable control of the party delayed or prevented from fulfilling any obligation in this Lease (excepting any delay or prevention from such fulfillment caused by a lack of funds or other financial reasons) and provided that such party uses all reasonable diligence to overcome such unavoidable delay, then the time period for performance of such an obligation will be extended for a period equivalent to the duration of such unavoidable delay.

Eminent Domain and Expropriation

68.	If during the term of this Lease, title is taken to the whole or any part of the Building by any competent authority under the power of eminent domain or by expropriation, which taking, in the reasonable opinion of the Landlord, does not leave a sufficient remainder to constitute an economically viable building, the Landlord may at its option, terminate this Lease on the date possession is taken by or on behalf of such authority. Upon such termination, the Tenant will immediately deliver up possession of the Premises, Base Rent and any Additional Rent will be payable up to the date of such termination, and the Tenant will be entitled to be repaid by the Landlord any rent paid in advance and unearned or an appropriate portion of that rent. In the event of any such taking, the Tenant will have no claim upon the Landlord for the value of its property or the unexpired portion of the term of this Lease, but the Parties will each be entitled to separately advance their claims for compensation for the loss of their respective interests and to receive and retain such compensation as may be awarded to each respectively. If an award of compensation made to the Landlord specifically includes an award for the Tenant, the Landlord will account for that award to the Tenant and vice versa.

Condemnation

69.	A condemnation of the Building or any portion of the Premises will result in termination of this Lease. The Landlord will receive the total of any consequential damages awarded as a result of the condemnation proceedings. All future rent installments to be paid by the Tenant under this Lease will be terminated.

Tenant's Repairs and Alterations

70.	The Tenant covenants with the Landlord to occupy the Premises in a tenant-like manner and not to permit waste. The Tenant will at all times and at its sole expense, subject to the Landlord's repair, maintain and keep the Premises, reasonable wear and tear, damage by fire, lightning, tempest, structural repairs, and repairs necessitated from hazards and perils against which the Landlord is required to insure excepted. Without limiting the generality of the foregoing, the Tenant will keep, repair, replace and maintain all glass, wiring, pipes and mechanical apparatus in, upon or serving the Premises in good and tenantable repair at its sole expense. When it becomes (or, acting reasonably, should have become) aware of same, the Tenant will notify the Landlord of any damage to or deficiency or defect in any part of the Premises or the Building.

71.	The Tenant covenants with the Landlord that the Landlord, its servants, agents and workmen may enter and view the state of repair of the Premises and that the Tenant will repair the Premises according to notice in writing received from the Landlord, subject to the Landlord's repair obligations. If the Tenant refuses or neglects to repair as soon as reasonably possible after written demand, the Landlord may, but will not be obligated to, undertake such repairs without liability to the Tenant for any loss or damage that may occur to the Tenant's merchandise, fixtures or other property or to the Tenant's business by such reason, and upon such completion, the Tenant will pay, upon demand, as Additional Rent, the Landlord's cost of making such repairs plus fifteen percent (15%) of such cost for overhead and supervision.

72.	The Tenant will keep in good order, condition and repair the non-structural portions of the interior of the Premises and every part of those Premises, including, without limiting the generality of the foregoing, all equipment within the Premises, fixtures, walls, ceilings, floors, windows, doors, plate glass and skylights located within the Premises. Without limiting the generality of the foregoing, the Tenant will keep, repair, replace and maintain all glass, wiring, pipes and mechanical apparatus in, upon or serving the Premises in good and tenantable repair at its sole expense. When it becomes (or, acting reasonably, should have become) aware of same, the Tenant will notify the Landlord of any damage to or deficiency or defect in any part of the Premises or the Building. The Tenant will not use or keep any device which might overload the capacity of any floor, wall, utility, electrical or mechanical facility or service in the Premises or the Building, provided, however, that to the extent that any of Tenant’s equipment used in the ordinary course of its business would violate this paragraph, Landlord will consent to any alteration, made at Tenant’s expense, which may be required to bring Tenant into compliance with this paragraph.

73.	The Tenant will not make or have others make alterations, additions or improvements or erect or have others erect any partitions or install or have others install any trade fixtures, exterior signs, floor covering, interior or exterior lighting, plumbing fixtures, shades, awnings, exterior decorations or make any changes to the Premises or otherwise without first obtaining the Landlord's written approval thereto, such written approval not to be unreasonably withheld in the case of alterations, additions or improvements to the interior of the Premises.

74.	The Tenant will not install in or for the Premises any special locks, safes or apparatus for air-conditioning, cooling, heating, illuminating, refrigerating or ventilating the Premises without first obtaining the Landlord's written approval thereto. Locks may not be added or changed without the prior written agreement of both the Landlord and the Tenant.

75.	When seeking any approval of the Landlord for Tenant repairs as required in this Lease, the Tenant will present to the Landlord plans and specifications of the proposed work which will be subject to the prior approval of the Landlord, not to be unreasonably withheld or delayed.

76.	The Tenant will promptly pay all contractors, material suppliers and workmen so as to minimize the possibility of a lien attaching to the Premises or the Building. Should any claim of lien be made or filed the Tenant will promptly cause the same to be discharged.

77.	The Tenant will be responsible at its own expense to replace all electric light bulbs, tubes, ballasts or fixtures serving the Premises.

Landlord's Repairs

78.	The Landlord covenants and agrees to effect at its expense repairs of a structural nature to the structural elements of the roof, foundation and outside walls of the Building, whether occasioned or necessitated by faulty workmanship, materials, improper installation, construction defects or settling, or otherwise, unless such repair is necessitated by the negligence of the Tenant, its servants, agents, employees or invitees, in which event the cost of such repairs will be paid by the Tenant together with an administration fee of fifteen percent (15%) for the Landlord's overhead and supervision.

Care and Use of Premises

79.	The Tenant will promptly notify the Landlord of any damage, or of any situation that may significantly interfere with the normal use of the Premises.

80.	The Tenant will dispose of its trash in a timely, tidy, proper and sanitary manner.

81.	The Tenant will not engage in any illegal trade or activity on or about the Premises.

82.	The Landlord and Tenant will comply with standards of health, sanitation, fire, housing and safety as required by law.

83.	The hallways, passages and stairs of the building in which the Premises are situated will be used for no purpose other than going to and from the Premises and the Tenant will not in any way encumber those areas with boxes, furniture or other material or place or leave rubbish in those areas and other areas used in common with any other tenant.

Surrender of Premises

84.	The Tenant covenants to surrender the Premises, at the expiration of the tenancy created in this Lease, in the same condition as the Premises were in upon delivery of possession under this Lease, reasonable wear and tear, damage by fire or the elements, and unavoidable casualty excepted, and agrees to surrender all keys for the Premises to the Landlord at the place then fixed for payment of rent and will inform the Landlord of all combinations to locks, safes and vaults, if any. All alterations, additions and improvements constructed or installed in the Premises and attached in any manner to the floor, walls or ceiling, including any leasehold improvements, floor covering or fixtures (excluding trade fixtures), will remain upon and be surrendered with the Premises and will become the absolute property of the Landlord except to the extent that the Landlord requires removal of such items. If the Tenant abandons the Premises or if this Lease is terminated before the proper expiration of the term due to a default on the part of the Tenant then, in such event, as of the moment of default of the Tenant all trade fixtures and furnishings of the Tenant (whether or not attached in any manner to the Premises) will, except to the extent the Landlord requires the removal of such items, become and be deemed to be the property of the Landlord without indemnity to the Tenant and as liquidated damages in respect of such default but without prejudice to any other righter remedy of the Landlord. Notwithstanding that any trade fixtures, furnishings, alterations, additions, improvements or fixtures are or may become the property of the Landlord, the Tenant will immediately remove all or part of the same and will make good any damage caused to the Premises resulting from the installation or removal of such fixtures, all at the Tenant's expense, should the Landlord so require by notice to the Tenant. If the Tenant, after receipt of such notice from the Landlord, fails to promptly remove any trade fixtures, furnishings, alterations, improvements and fixtures in accordance with such notice, the Landlord may enter into the Premises and remove from the Premises all or part of such trade fixtures, furnishings, alterations, additions, improvements and fixtures without any liability and at the expense of the Tenant, which expense will immediately be paid by the Tenant to the Landlord. The Tenant's obligation to observe or perform the covenants contained in this Lease will survive the expiration or other termination of the term of this Lease.

Hazardous Materials

85.	The Tenant will not keep or have on the Premises any article or thing of a dangerous, flammable, or explosive character that might unreasonably increase the danger of fire on the Premises or that might be considered hazardous by any responsible insurance company, except as used in the manufacturing operations of the Tenant. Tenant shall indemnify, defend upon demand with counsel reasonably acceptable to Landlord, protect and hold harmless Landlord and its agents, officers, partners, employees, contractors, invitees and licensees (collectively, “Agents”) from and against any liabilities, losses, claims, damages, lost profits, consequential damages, interest, penalties, fines, monetary sanctions, attorneys’ fees, experts’ fees, court costs, remediation costs, investigation costs, and other expenses which result from or arise in any manner whatsoever out of the use, storage, treatment, transportation, release, or disposal of Hazardous Materials on or about the Premises or Building by Tenant or Tenant’s Agents. As used herein, the term “Hazardous Material,” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of North Carolina or the United States Government. The term “Hazardous Material,” includes, without limitation, petroleum products, asbestos, PCB’s, and any material or substance which is (i) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (42 U.S.C. 6903), or (ii) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. (42 U.S.C. 9601). As used herein, the term “Hazardous Material Law” shall mean any statute, law, ordinance, or regulation of any governmental body or agency (including, without limitation, the U.S. Environmental Protection Agency, which regulates the use, storage, release or disposal of any Hazardous Material. The obligations of Landlord and Tenant under this Paragraph 86 shall survive the expiration or earlier termination of the Lease Term.

Rules and Regulations

86.	The Tenant will obey all rules and regulations posted by the Landlord regarding the use and care of the Building, parking lot, laundry room and other common facilities that are provided for the use of the Tenant in and around the Building on the Premises.

Address for Notice

87.	For any matter relating to this tenancy, whether during or after this tenancy has been terminated:

a.	the address for service of the Tenant is the Premises during this tenancy, and 468 Mill Road, Coram, NY, 11727 after this tenancy is terminated. The phone number of the Tenant is 631-846-2500; and

b.	the address for service of the Landlord is 5400 Broken Sound Parkway, NW #500, Boca Raton, FL, 33487, both during this tenancy and after it is terminated.

The Landlord or the Tenant may, on written notice to each other, change their respective addresses for notice under this Lease.

Service of all notices under this Lease will be delivered personally or sent by registered mail or courier to the above addresses.

No Waiver

88.	No provision of this Lease will be deemed to have been waived by the Landlord unless a written waiver from the Landlord has first been obtained and, without limiting the generality of the foregoing, no acceptance of rent subsequent to any default and no condoning, excusing or overlooking by the Landlord on previous occasions of any default nor any earlier written waiver will be taken to operate as a waiver by the Landlord or in any way to defeat or affect the rights and remedies of the Landlord.

Landlord's Performance

89.	Notwithstanding anything to the contrary contained in this Lease, if the Landlord is delayed or hindered or prevented from the performance of any term, covenant or act required under this Lease by reason of strikes, labor troubles, inability to procure materials or services, power failure, restrictive governmental laws or regulations, riots, insurrection, sabotage, rebellion, war, act of God or other reason, whether of a like nature or not, which is not the fault of the Landlord, then performance of such term, covenant or act will be excused for the period of the delay and the Landlord will be entitled to perform such term, covenant or act within the appropriate time period after the expiration of the period of such delay.

Limited Liability

90.	The Landlord will not under any circumstances be liable for any consequential or indirect damages such as loss of business income or moving expenses. The Landlord will not be liable for any damages which the Tenant is required to take out insurance for.

Remedies Cumulative

91.	No reference to or exercise of any specific right or remedy by the Landlord will prejudice or preclude the Landlord from any other remedy whether allowed at law or in equity or expressly provided for in this Lease. No such remedy will be exclusive or dependent upon any other such remedy, but the Landlord may from time to time exercise any one or more of such remedies independently or in combination.

Landlord May Perform

92.	If the Tenant fails to observe, perform or keep any of the provisions of this Lease to be observed, performed or kept by it and such failure is not rectified after twenty-five (25) days written notice, the Landlord may, but will not be obliged to, at its discretion and without prejudice, rectify the default of the Tenant. The Landlord will have the right to enter the Premises for the purpose of correcting or remedying any default of the Tenant and to remain until the default has been corrected or remedied. However, any expenditure by the Landlord incurred in any correction of a default of the Tenant will not be deemed to waive or release the Tenant's default or the Landlord's right to take any action as may be otherwise permissible under this Lease in the case of any default.

General Provisions

93.	This Lease will extend to and be binding upon and inure to the benefit of the respective heirs, executors, administrators, successors and assigns, as the case may be, of each party to this Lease. All covenants are to be construed as conditions of this Lease.

94.	All sums payable by the Tenant to the Landlord pursuant to any provision of this Lease will be deemed to be Additional Rent and will be recovered by the Landlord as rental arrears.

95.	The Tenant will be charged an additional amount of $25.00 for each N.S.F. check or check returned by the Tenant's financial institution.

96.	All schedules to this Lease are incorporated into and form an integral part of this Lease.

97.	Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Lease. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

98.	This Lease may be executed in counterparts. Facsimile signatures are binding and are considered to be original signatures.

99.	This Lease will constitute the entire agreement between the Landlord and the Tenant. Any prior understanding or representation of any kind preceding the date of this Lease will not be binding on either party to this Lease except to the extent incorporated in this Lease. In particular, no warranties of the Landlord not expressed in this Lease are to be implied.

[Signature page follows.]

IN WITNESS WHEREOF the Parties to this Lease have duly affixed their signatures under hand and seal, or by a duly authorized officer under seal, on this 28th day of August, 2012.

Vitacost.com, Inc. (Landlord)

/s/ Jeffrey J. Horowitz
/s/ Mary L. Marbach
(Witness)	By: Jeffrey J. Horowitz
Its:Chief Executive Officer
Nutra-Pharma Manufacturing Corp. of N.C. (Tenant)

/s/ Joseph M.Kramer	/s/ Oscar Ramjeet
(Witness)
By: Oscar Ramjeet
Its: President
Nature's Value, Inc. (Guarantor)

/s/ Oscar Ramjeet

/s/ Joseph M.Kramer	By: Oscar Ramjeet
(Witness)	Its: President